Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com
FOR IMMEDIATE RELEASE

THE MOSAIC COMPANY REPORTS SECOND QUARTER 2017 RESULTS
PLYMOUTH, MN, August 1, 2017 - The Mosaic Company (NYSE: MOS) today reported second quarter 2017 net income of $97 million, compared to net loss of $10 million in the second quarter of 2016. Earnings per diluted share were $0.28, which included a negative impact of $0.01 from notable items. Mosaic’s net sales in the second quarter of 2017 were $1.8 billion, up from $1.7 billion last year, with higher sales volumes offsetting lower phosphates realized prices. Operating earnings during the quarter were $95 million, up from earnings of $12 million a year ago, driven by higher phosphate and potash sales volumes, higher potash and international distribution segment margins, partially offset by lower phosphate margins.
“Mosaic generated improving results during the second quarter as global demand for potash and phosphates remained strong,” said Joc O’Rourke, President and Chief Executive Officer. “We continue to focus on managing our margins, costs and capital as markets gradually improve.”
Cash flow provided by operating activities in the second quarter of 2017 was $243 million compared to $584 million in the prior year. Last year’s cash flow from operations benefited from positive changes in working capital. Capital expenditures totaled $169 million in the quarter. Mosaic’s total cash and cash equivalents, excluding restricted cash, were $661 million and long-term debt was $3.8 billion as of June 30, 2017.
“We saw better performance in the second quarter and continue to make great progress toward closing our acquisition of Vale Fertilizantes,” said Rich Mack, Mosaic’s Executive Vice President and Chief Financial Officer.  “Post close, we intend to prioritize our excess cash flow on paying down debt to return to our targeted leverage ratios. We remain committed to an investment grade credit rating.”

Phosphates

Phosphates Results	2Q 2017 Actual	2Q 2017 Guidance
Average DAP Selling Price	$336	$320 to $340
Sales Volume	2.6 million tonnes	2.3 to 2.6 million tonnes
Phosphate Production	84% of operational capacity	Mid 80% range
“We are seeing positive developments in the phosphates industry following a challenging 2016,” O’Rourke said. “Chinese exports in the first half of 2017 have been higher than we originally estimated, but we continue to expect China to export fewer tonnes of phosphates this year compared to last year. China phosphate industry restructuring remains key to our near term outlook.”
Net sales in the Phosphates segment were $975 million for the second quarter, essentially flat with $976 million last year, with higher sales volumes largely offsetting lower finished product prices. Gross margin was $76 million, or eight percent of net sales, compared to $100 million, or ten percent of net sales, for the same period a year ago. Second quarter gross margin rate reflects lower finished product selling prices and higher ammonia costs compared to a year ago, partially offset by lower phosphate rock and sulfur costs. Ammonia costs for the quarter were negatively impacted by the previously announced Faustina ammonia production outage.
The second quarter average DAP selling price, FOB plant, was $336 per tonne, compared to $343 per tonne a year ago. Phosphates segment total sales volumes were 2.6 million tonnes, up from 2.4 million tonnes last year.
Mosaic’s North American finished phosphate production was 2.5 million tonnes, or 84 percent of operational capacity, compared to 2.4 million tonnes, or 82 percent a year ago.
Potash

Potash Results	2Q 2017 Actual	2Q 2017 Guidance
Average MOP Selling Price	$179	$170 to $185
Sales Volume	2.2 million tonnes	2.0 to 2.3 million tonnes
Potash Production	93% of operational capacity	Low 90% range
“Potash results reflect excellent cost control, with margins improving both sequentially and year over year,” O’Rourke said. “Mosaic’s second quarter MOP cash costs were $77 per tonne, including brine management costs, one of the lowest quarterly cost levels in recent history. Over the longer term, we expect the completion of the K3 project to further improve Mosaic’s position as a low cost global potash producer.”

Net sales in the Potash segment totaled $468 million for the second quarter, up from $457 million last year, driven primarily by higher sales volumes . Gross margin was $110 million, or 23 percent of net sales, compared to $53 million, or 12 percent of net sales a year ago. The year-over-year increase in gross margin rate was primarily driven by lower costs of production as a result of both a higher operating rate and lower plant spending.
The second quarter average MOP selling price, FOB plant, was $179 per tonne, up from $178 per tonne a year ago, as higher agricultural prices were mostly offset by the impact of declining industrial prices. The Potash segment’s total sales volumes for the second quarter were 2.2 million tonnes, up from 2.0 million tonnes a year ago.
Potash production was 2.3 million tonnes, or 93 percent of operational capacity, up from 1.8 million tonnes, or 67% of operational capacity last year.
International Distribution (ID)

ID Results	2Q 2017 Actual	2Q 2017 Guidance
Sales Volume	1.6 million tonnes	1.4 to 1.7 million tonnes
Gross Margin per Tonne	$24 per tonne	Around $20 per tonne
“Mosaic’s international distribution delivered solid results during the second quarter, as Brazil continues to import record levels of fertilizer,” O’Rourke said. "We believe that the acquisition of Vale Fertilizantes' production assets, once completed, combined with the strong distribution business we already own, will create a fertilizer powerhouse in one of the fastest growing agricultural regions in the world.”
Net sales in the International Distribution segment were $583 million for the second quarter, up from $534 million last year, driven by higher sales volumes, partially offset by lower average selling prices. Gross margin was $39 million, or seven percent of net sales, compared to $5 million, or one percent of net sales for the same period a year ago. The year-over-year increase in gross margin rate is driven by a higher mix of premium products and higher price appreciation on inventories held.
The second quarter average selling price was $356 per tonne, compared to $374 per tonne a year ago. International Distribution segment total sales volumes were 1.6 million tonnes, up from $1.4 million tonnes last year.

Other
SG&A expenses were $71 million for the second quarter, down from $73 million last year, reflecting Mosaic’s on-going progress on expense management initiatives.
The effective tax rate in the quarter included a $16 million discrete income tax benefit primarily related to changes in Canadian tax regulations, offset by income tax expense related to changes in Peruvian tax regulations. The annual effective tax rate, excluding discrete items, was negative seven percent as of June 30, 2017, reflecting a lower proportion of U.S. earnings and the impact of relatively constant deductions.
Financial Guidance
““Mosaic’s actions to lower costs and prudently manage capital have positioned the company to outperform as markets improve,” O’Rourke said. “Mosaic is executing well on its strategic objectives, as we continue to capitalize on the long-term secular trends and focus on opportunities to create value for our shareholders.”
Total sales volumes for the Phosphates segment are expected to range from 2.2 to 2.5 million tonnes for the third quarter of 2017, compared to 2.5 million tonnes last year. Mosaic’s realized DAP price, FOB plant, is estimated to range from $310 to $330 per tonne for the third quarter of 2017. The segment gross margin rate in the third quarter is estimated to be in the range of seven to nine percent, and the operating rate is expected to be in the mid-80 percent range.
Total sales volumes for the Potash segment are expected to range from 1.9 to 2.2 million tonnes for the third quarter of 2017, compared to 2.2 million tonnes last year. Mosaic’s realized MOP price, FOB plant, is estimated to range from $165 to $180 per tonne. Mosaic’s gross margin rate in the segment is expected to be in the range of 15 to 18 percent. The operating rate is expected to be in the low 80 percent range.
Total sales volumes for the International Distribution segment are expected to range from 2.3 to 2.6 million tonnes for the third quarter of 2017, compared to 2.2 million tonnes last year. The segment gross margin per tonne is estimated to be in the low $20 range at the current Brazilian real exchange rate.
The Corporate, Other and Eliminations segment is expected to provide a third quarter benefit from realizing the profit in inventory on products sold from our Phosphates segment to our International Distribution segment in the second quarter, ahead of the peak Brazilian demand season in the third quarter.
For calendar 2017, Mosaic now expects:

•	Canadian resource taxes to range from $90 to $110 million, narrowed from previous guidance of $85 to $135 million.

•	Brine management costs to range from $150 to $160 million, down from $160 to $180 million.

•	Capital expenditures in the range of $800 to $850 million, down from a range of $800 to $900 million.

•
Full-year effective tax rate to be from zero to slightly negative, down from the upper single digits. The variability in the effective tax rate is impacted by changes in the expected annual pre-tax earnings and global earnings mix.

•	Potash sales volumes in the range of 8.1 to 8.6 million tonnes, narrowed from 8.0 to 8.75 million tonnes.

•	Phosphates sales volumes in the range of 9.5 to 10 million tonnes, narrowed from 9.5 to 10.25 million tonnes.

•	International Distribution sales volumes in the range of 6.75 to 7.25 million tonnes, down from 7.0 to 7.5 million tonnes.

•	Guidance for SG&A expenses is unchanged and is expected to range from $295 to $310 million.
About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Tuesday, August 1, 2017, at 9:00 a.m. EDT to discuss second quarter 2017 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our proposed acquisition of the global phosphate and potash operations of Vale S.A. (“Vale”) conducted through Vale Fertilizantes S.A. (the “Transaction”) and the anticipated benefits and synergies of the proposed Transaction, other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the possibility that the closing of the proposed Transaction may be delayed or may not occur, including delays or risks arising from any inability to obtain governmental approvals of the Transaction on the proposed terms and schedule, any inability of Vale to achieve certain other specified regulatory and operational milestones, and the ability to satisfy any of the other closing conditions; our ability to secure financing, or financing on satisfactory terms and in amounts sufficient to fund the cash portion of the purchase price without the need for additional funds from other liquidity sources; difficulties with realization of the benefits of the proposed Transaction, including the risks that the acquired business may not be integrated successfully or that the anticipated synergies or cost or capital expenditure savings from the Transaction may not be fully realized or may take longer to realize than expected, including because of political and economic instability in Brazil or changes in government policy in Brazil; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC) and the entity operating the Miski Mayo mine, the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine, the ability of MWSPC to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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For the three months ended June 30, 2017, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.01:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain	Consolidated	Foreign currency transaction gain (loss)	$9	$1	$0.03
Unrealized gain on derivatives	Corporate & Other	Cost of goods sold	3	—	0.01
Fees related to purchase of Vale Fertilizantes	Corporate & Other	Other operating expense	(5)	—	(0.02)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	16	0.04
Pre-issuance hedging loss	Consolidated	Interest Expense	(8)	(1)	(0.02)
Water loss expense	Phosphates	Other operating income (expense)	(14)	(1)	(0.04)
Miski Mayo	Phosphates	Equity in net earnings (loss) of nonconsolidated companies	(5)	—	(0.01)
Total Notable Items			$(20)	$15	$(0.01)
For the three months ended June 30, 2016, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.09:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain	Consolidated	Foreign currency transaction gain (loss)	$15	$(1)	$0.04
Unrealized gain on derivatives	Corporate & Other	Cost of goods sold	30	(3)	0.08
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(5)	(0.01)
Restructuring	Consolidated	Other operating expense	(11)	1	(0.03)
Prince Rupert write-off	Potash	Equity earnings (loss)	(24)	8	(0.05)
Asset write-off	Phosphates	Other operating expense	(47)	4	(0.12)
Total Notable Items			$(37)	$4	$(0.09)

Note: The tax effect is calculated based on our estimated annual effective rate. Our tax rate is impacted by the mix of earnings in the jurisdictions in which we operate and a benefit associated with depletion. The tax effect of the Prince Rupert write-off includes an income tax component of 20.6% which is calculated based on the rate specific to those earnings, and an impact related to Canadian Resource Tax of 12.4%.

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net sales	$1,754.6	$1,674.6	$3,332.7	$3,348.5
Cost of goods sold	1,562.3	1,520.6	3,010.8	2,957.8
Gross margin	192.3	154.0	321.9	390.7
Selling, general and administrative expenses	71.2	72.9	152.1	162.7
Other operating expense (income)	26.5	68.8	45.1	52.3
Operating earnings	94.6	12.3	124.7	175.7
Interest expense, net	(36.4)	(33.5)	(62.2)	(59.7)
Foreign currency transaction gain	9.1	14.7	18.0	102.6
Other income (expense)	1.4	(0.7)	(3.1)	(0.2)
Earnings (loss) from consolidated companies before income taxes	68.7	(7.2)	77.4	218.4
Benefit from income taxes	(22.6)	(9.8)	(12.9)	(38.5)
Earnings from consolidated companies	91.3	2.6	90.3	256.9
Equity in net earnings (loss) of nonconsolidated companies	5.8	(13.7)	5.7	(11.0)
Net earnings (loss) including noncontrolling interests	97.1	(11.1)	96.0	245.9
Less: Net loss attributable to noncontrolling interests	(0.2)	(0.9)	(0.4)	(0.8)
Net earnings (loss) attributable to Mosaic	$97.3	$(10.2)	$96.4	$246.7
Diluted net earnings (loss) per share attributable to Mosaic	$0.28	$(0.03)	$0.27	$0.70
Diluted weighted average number of shares outstanding	352.0	349.8	351.8	351.8

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$660.6	$673.1
Receivables, net	548.0	627.8
Inventories	1,683.5	1,391.1
Other current assets	445.1	365.7
Total current assets	3,337.2	3,057.7
Property, plant and equipment, net	9,434.9	9,198.5
Investments in nonconsolidated companies	1,127.7	1,063.1
Goodwill	1,661.0	1,630.9
Deferred income taxes	781.7	836.4
Other assets	1,101.9	1,054.1
Total assets	$17,444.4	$16,840.7
Liabilities and Equity
Current liabilities:
Short-term debt	$65.3	$0.1
Current maturities of long-term debt	42.5	38.8
Structured accounts payable arrangements	223.7	128.8
Accounts payable	651.1	471.8
Accrued liabilities	889.4	837.3
Total current liabilities	1,872.0	1,476.8
Long-term debt, less current maturities	3,799.7	3,779.3
Deferred income taxes	1,021.4	1,009.2
Other noncurrent liabilities	956.7	952.9
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of June 30, 2017 and December 31, 2016	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 388,998,498 shares issued and 351,049,649 shares outstanding as of June 30, 2017, 388,187,398 shares issued and 350,238,549 shares outstanding as of December 31, 2016	3.5	3.5
Capital in excess of par value	34.3	29.9
Retained earnings	10,905.4	10,863.4
Accumulated other comprehensive income (loss)	(1,187.1)	(1,312.2)
Total Mosaic stockholders' equity	9,756.1	9,584.6
Noncontrolling interests	38.5	37.9
Total equity	9,794.6	9,622.5
Total liabilities and equity	$17,444.4	$16,840.7

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Cash Flows from Operating Activities:
Net cash provided by operating activities	$242.8	$583.5	$388.8	$849.4
Cash Flows from Investing Activities:
Capital expenditures	(168.5)	(201.7)	(392.3)	(437.3)
Purchases of available-for-sale securities - restricted	(530.2)	—	(1,266.3)	—
Proceeds from sale of available-for-sale securities - restricted	521.8	—	1,256.1	—
Investments in nonconsolidated companies	—	(100.0)	—	(100.0)
Investments in consolidated affiliate	(13.9)	(51.5)	(38.9)	(90.0)
Other	13.8	2.4	18.8	2.7
Net cash used in investing activities	(177.0)	(350.8)	(422.6)	(624.6)
Cash Flows from Financing Activities:
Payments of short-term debt	(250.7)	(99.6)	(265.2)	(173.7)
Proceeds from issuance of short-term debt	200.4	112.5	343.4	202.7
Payments of structured accounts payable arrangements	(120.5)	(270.3)	(155.8)	(494.6)
Proceeds from structured accounts payable arrangements	140.1	110.2	247.4	206.0
Payments of long-term debt	(1.8)	(0.6)	(3.4)	(1.8)
Proceeds from issuance of long-term debt	0.2	—	1.5	—
Proceeds from settlement of swaps	—	—	—	4.2
Proceeds from stock option exercises	—	1.8	—	2.6
Repurchases of stock	—	—	—	(75.0)
Cash dividends paid	(52.7)	(96.2)	(149.1)	(192.4)
Other	(0.3)	(0.3)	(1.9)	(0.5)
Net cash provided by (used in) financing activities	(85.3)	(242.5)	16.9	(522.5)
Effect of exchange rate changes on cash	1.5	17.1	4.5	86.8
Net change in cash, cash equivalents and restricted cash	(18.0)	7.3	(12.4)	(210.9)
Cash and cash equivalents - beginning of period	717.0	1,918.8	711.4	2,137.0
Cash and cash equivalents - end of period	$699.0	$1,926.1	$699.0	$1,926.1

Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$660.6	$1,059.3
Restricted cash in other current assets	7.2	9.3
Restricted cash in other assets	31.2	857.5
Total cash, cash equivalents and restricted cash shown in the unaudited statement of cash flows	$699.0	$1,926.1

Earnings Per Share Calculation

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net earnings (loss) attributable to Mosaic	$97.3	$(10.2)	$96.4	$246.7
Basic weighted average number of shares outstanding	351.0	349.8	350.8	350.6
Dilutive impact of share-based awards	1.0	—	1.0	1.2
Diluted weighted average number of shares outstanding	352.0	349.8	351.8	351.8
Basic net earnings (loss) per share attributable to Mosaic	$0.28	$(0.03)	$0.27	$0.70
Diluted net earnings (loss) per share attributable to Mosaic	$0.28	$(0.03)	$0.27	$0.70